SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

July 24, 2007

Date of Report (Date of earliest event reported)

Credit One Financial, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Florida	000-50320	59-3641205
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

1111 Brickell Avenue, 11th Floor, Miami, Florida                                              33131

(Address of Principal Executive Offices) (Zip Code)

305-913-8562

Registrant’s telephone number, including area code

                                                                     N/A

(Former Name or former Address, if Changed Since Last Report)

Item 5.01   Changes in Control of Registrant

On July 24, 2007 four shareholders of Credit One Financial, Inc. (“COFI”), Guy Wolf; STM 1, LLC; Antonio Investments, Ltd; and Smart Trading, Ltd, sold a total of 6,962,438 shares to ten (10) persons for a total of $625,000 in cash.

Simultaneous with the sale of securities, COFI’s sole officer and director John Vidaver resigned, and appointed Mr. Dicky Cheung as sole officer and director of COFI.

Item 5.02    Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Resignation of Directors

On July 24, 2007, Mr. John Vidaver, sole officer and director of COFI, tendered his resignation as officer and director to take effect.  The company provided a copy of the disclosures it is making in response to this Item 5.02 to Mr. Vidaver and informed him that he may furnish the company as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures. The company will undertake to file any letter received from Mr. Vidaver, if any, as an exhibit to an amendment to the current report on Form 8-K within two business days after receipt.

(b) Appointment of Directors

Mr. Cheung has been president of Companhhia Internacional Tek Tat Limitada, a privately held company located in Macau, since that company’s formation in 2007. Companhia Internacional Tek Tat Limitada is a controlling shareholder of COFI.  Since 2002, Mr. Cheung has been a self-employed stock and bond investor.

(d) Resignation of Officers

On July 24, 2007, Mr. John Vidaver resigned as sole officer of COFI.

(e) Appointment of Officers

On July 24, 2007, Mr. Dicky Cheung was appointed as President, Chief Financial Officer and Secretary of COFI.

(i) Legal Proceedings

No officer or director, or persons nominated for these positions, nor any significant employer has been involved in legal proceedings that would be material to an evaluation or our Management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

July 24, 2007

Credit One Financial, Inc.

/s/ John Vidaver_

Name:  John Vidaver

Title:  President